Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOCUNTING FIRM
To the Board of Directors
Discovery Bancorp
San Marcos, California
We hereby consent to the use in the Form SB-2 for Discovery Bancorp of our report dated March 2, 2006 relating to the consolidated financial statements of Discovery Bancorp and subsidiaries as of December 31, 2005 and for the year then ended.
Glendale, California
June 27, 2006